Exhibit 99.4

Press Release

K-SEA TRANSPORTATION PARTNERS L.P. POSTPONES OFFERING OF $150 MILLION SENIOR NOTES

NEW YORK—(BUSINESS WIRE) – Oct. 24, 2005 – Due to bond market conditions, K-Sea Transportation Partners L.P. (NYSE: KSP) has postponed its previously announced private placement of $150 million of senior unsecured notes due 2012.

CONTACT: K-Sea Transportation Partners L.P.

John J. Nicola, 718-720-9306